NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

September 2, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Interleukin Genetics, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-32715

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Interleukin Genetics, Inc. (the “Company” or “Interleukin”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       Income/(Loss) from Continuing Operations      Net Income/(Loss)

2009

($9,178,000)

    ($10,552,000)

2008

($6,652,000)

    ($6,651,000)

2007

($5,946,000)

    ($6,219,000)

2006

($6,527,000)

    ($6,947,000)

2005

($6,058,000)

    ($6,571,000)

(b)

At June 30, 2010, the Company reported a stockholders’ deficit of $4,124,703.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 28, 2008 the Company was notified by the Exchange that, following a review of its Form 10-Q for the period ended September 30, 2008, it was not in compliance with Section 1003(a)(iii) of the Company Guide. In accordance with Section 1009 of the Company Guide, Interleukin was given the opportunity to submit a business plan by January 23, 2009, outlining its plan to regain compliance with the Exchange’s continued listing standards by June 23, 2010.

(b)

 On January 26, 2009 Interleukin submitted its plan to regain compliance to the       Exchange (the “Plan”).

(c)

By letter dated March 27, 2009 the Exchange notified the Company that the Plan did not make a reasonable demonstration of the Company’s ability to regain compliance by June 23, 2010.  The Exchange’s letter dated March 27, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of March 27, 2009 or by April 3, 2009.

(d)

 On March 30, 2009 the Company requested an appeal before the Panel. An appeal hearing was scheduled for May 5, 2009.

(e)

The Company made a written submission to the Panel on April 17, 2009 (the “Submission”). The Submission spelled out the Company’s plan to regain compliance by September 30, 2009. The Submission contained additional information and supporting documentation not contained in the Company’s original business plan.

(f)

Staff determinated that the Submission made a reasonable demonstration of the Company’s ability to regain compliance. On May 11, 2009 Staff notified the Company that it was the delisting hearing was being cancelled and Interleukin was being granted an extension until December 31, 2009 to regain compliance.

(g)

On June 11, 2009 the Company was notified that it was not in compliance with Section 1003(a)(ii) of the Company Guide.

(h)

On December 15, 2009 the Company was notified that it was not in compliance with Section 1003(a)(i) of the Company Guide.

(i)

Following submissions made by the Company on December 7, 2009, December 18, 2009, January 13, 2010, February 17, 2010 and March 5, 2010 the Company was granted an additional extension until June 23, 2010 to regain compliance. The Company was notified of this extension on March 17, 2010.

(j)

At the end of its 18 month plan period, June 23, 2010, Interleukin had failed to regain compliance with the Exchange’s continued listing standards.  Consequently, via correspondence dated June 24, 2010 Staff notified Interleukin that it had determined to initiate delisting proceedings against the Company. The Exchange’s letter dated June 24, 2010 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by June 1, 2010.

(k)

On July 1, 2010, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(l)

An oral hearing before the Panel was scheduled for August 24, 2010.

(m)

The Company withdrew its delisting appeal on August 12, 2010.

(n)

The Company’s securities were suspended from trading on NYSE Amex on August 16, 2010.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Lewis H. Bender, Chief Executive Officer of Interleukin Genetics, Inc.

/s/

Cynthia Tillotson Melo

Managing Director

Corporate Compliance Department

NYSE Amex LLC